Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-123055 and 333-122477 of PHH Corporation on Form S-8 of our report dated December 18, 2006, appearing in this Annual Report on Form 11-K of the PHH Corporation Employee Savings Plan for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
December 18, 2006